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                                                                      Exhibit 99

                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE

BBMF PURCHASES JAPANESE DISTRIBUTION CHANNELS AND ATLUS CO. LTD INCREASES EQUITY INVESTMENT IN BBMF CORPORATION

TOKYO, JAPAN, September 28, 2004 - BBMF Corporation (OTCBB : BBMF) announced today that it has signed two definitive agreements with Atlus Co. Ltd. (Jasdaq :
7866), a leading manufacturer of gaming software for platforms such as commercial arcade games and home gaming consoles.

Under a sale and license agreement, BBMF will purchase Atlus' Japanese mobile distribution business for the aggregate purchase price of JPY 300,000,000 and has been granted an exclusive, 10-year worldwide license to use Atlus' game contents, characters and the Atlus trademark, with the exception of certain mobile game contents, which license BBMF has received on a non-exclusive basis. Atlus will receive from BBMF a percent of revenue earned from game distribution.

Under a separate private placement agreement, Atlus will acquire approximately additional 7.1% of BBMF for an aggregate investment of US$5,600,000, bringing Atlus' interest in BBMF to approximately 9.4% of BBMF's outstanding shares.

Han Lian, Co-chairman and CEO of BBMF said, "This is a landmark transaction for BBMF. It is our first acquisition. This acquisition provides us direct access to the world's most important mobile gaming market and an opportunity to leap forward to a new level of growth. We are the first international mobile game company that has been able to penetrate the Japanese market and operate as an established player in the local Japanese market."

Antony Yip, Co-chairman and President of BBMF said, "This acquisition allows for the optimal combination of our cost advantage and a mature distribution platform in the world's deepest mobile gaming market."

Mr. Nobuyuki Okude, President & CEO of Atlus, said, "BBMF has demonstrated its capability as a world class developer of mobile games. We are very pleased and honored to be able to entrust our crown jewels and our brand name with BBMF."

Mr. Harano Naoya, Chairman of Atlus said, "Since we made our original investment into BBMF, we have been continuously impressed with the execution capability of its business strategy and the company's growth. We are very pleased to have a partner like BBMF."

Under the terms of the private placement agreement, Atlus will make an investment of US$5,600,000 for 1,600,000 newly-issued common shares, at a price of US$3.50 per common share. The shares are subject to a one-year lock-up period. BBMF intends to use the proceeds from this private placement for general corporate purposes, including potential future acquisitions.

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.




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About BBMF Corporation

BBMF Corporation is one of the largest developers of mobile games in the world with around 200 staff and presence in Japan, Hong Kong, China, Korea and the US. BBMF games can be found on its web site, www.bbmf.net.

About Atlus Co Ltd.

Atlus Co., Ltd. is a leading developer of Playstation 2 and mobile games. They're also the developer of the highly successful brand Megami Tensei which has sold over 5,000,000 copies. The company operates mobile game and entertainment services on all 3 carriers in Japan, namely, NTT Docomo's iMode, KDDI's EZWeb and Vodafone Japan. Atlus is majority owned by Takara, a leading toy company in Japan which owns brands including Transformers and Toshinden. More information about Atlus can be found on its web site, www.atlus.co.jp. More information about the Takara group can be found on its web site, www.takaratoys.co.jp.


This press release contains forward-looking statements about BBMF's future expectations, performance, plans, and prospects, as well as assumptions of future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties that could cause BBMF' Corporation's actual results to differ materially from those expressed or implied by these statements, including without limitation, changes in supply and demand within the gaming industry; business and economic conditions and trends; continued success in technological advances; possible disruption in commercial activities caused by political disruption in China or Japan; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to BBMF's business and product development efforts, which are further described in BBMF's filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to BBMF on the date of this release, and BBMF assumes no obligation to update such statements.

Contacts:

BBMF Corporation:

Anny Lian, Chief Financial Officer
Tel: +81-90-8849-6586; Fax: +81-3-4496-4231; Email: anny.lian@bbmf.net